Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Unibanco - União de Bancos Brasileiros S.A. of our report dated June 24, 2004, appearing in the Annual Report for the fiscal year ended on December 31, 2003 on Form 20-F of Unibanco Holdings S.A. and subsidiary, and Unibanco - União de Bancos Brasileiros S.A. and subsidiaries and to the reference to us under the headings “Summary Consolidated Financial Information” and “Independent Accountants” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu
Auditores Independentes
July 29, 2004
São Paulo, Brazil